Exhibit 10.1

AGREEMENT

among

Garrett Motion Sàrl
Zone d’activités La Pièce 16,
1180 Rolle

(the “Company”)

Garrett Motion Inc.
251 Little Falls Drive
Wilmington New Castle County
Delaware 19808

(“GTX”)

and

Alessandro Gili

(the “Employee”)

WHEREAS:

(A)	The Company as employer and the Employee have entered into an employment agreement made on May 2, 2018 (the “Employment Agreement”).
(B)	The Employee is Senior Vice President and Chief Financial Officer of the Company and an executive officer of GTX.
(C)

The Company, GTX and the Employee have decided to enter into this Agreement in order to set forth the terms and conditions of the termination of the Employment Agreement and executive officer by mutual consent in full and final settlement of any claims there under.

NOW, THEREFORE, the Company and the Employee (the “Parties”) agree as follows:

1.	Termination of Employment Agreement
(a)

The Parties hereby agree that the Employment Agreement shall terminate with effect at the latest on February 29, 2020 (the “Termination Date”). Should the Employee find a new position and provided that the company he would join is not a Competing Business as defined in the Non-compete Agreement referred to in Section 4 below, the Employee shall have the right to anticipate the termination of the Employment Agreement to an earlier date (the “Earlier Termination Date”) by giving notice to the Company by registered letter seven (7) days in advance. In consideration that the Final Payment is exceeding contractual minimum requirements, the Employee hereby agrees that the term of his employment contract shall not be postponed to a later date than the Termination Date or the Earlier Termination Date in case of any incapacity (such as illness or accident) occurring before the Termination Date or the Earlier Termination Date.

(b)	The Employee will resign from his position of executive officer, Senior Vice President and CFO of the Company and GTX with effect from September 30, 2019.
(c)

The Employee shall be irrevocably released from the obligation to work from September 30, 2019. The Employee undertakes to provide the Company with all information and assistance necessary to allow a smooth transition of his duties. If required by the Company, the Employee will provide such information and assistance after the Termination Date or the Earlier Termination Date, if applicable for a period of six months.

(d)	The Employee further undertakes to sign any document provided in compliance with this Agreement and necessary to reflect the termination of the employment relationship.
(e)

From the date of signature of this Agreement until the earliest to occur between the Termination Date or the Earlier Termination Date, all the remaining vacation days will be deemed, as part of this Agreement, to be taken by the Employee.

2.	Compensation
(a)

The Company shall pay to the Employee his usual salary, subject to all legal and contractual deductions, as well as the cash allowance in accordance with the applicable Company Car Policy until the earliest to occur between the Termination Date and the Earlier Termination Date.

(b)

In consideration for his acceptance of the undertakings and obligations under this Agreement, the Company shall pay to the Employee a severance payment in the amount of CHF 1’450’000.00 gross. In addition, the Company shall pay to the Employee a prorated Annual Incentive Compensation pursuant to Art. 5 of the Employment Agreement in the amount of CHF 328’845.00 gross. The Employee acknowledges that these payments include all and any amounts due to, or which might be claimed by, the Employee whether as salary, bonus, remuneration under the Annual Incentive Compensation or the Annual Long Term Incentive Award, severance, or for any other ground based on, or in relation with the Employee’s employment with the Company or office with GTX or any of its affiliates (the “Final Payment”).

(c)

The Final Payment set forth in Section 2(b) above will be paid within 15 days after the earliest to occur between the Termination Date or the Earlier Termination Date on the Employee’s usual salary account.

(d)

It is expressly understood that the Final Payment shall be paid after deduction of all applicable social security contributions and, as the case may be, as of any payroll taxes or other deductions which might be due pursuant to the legislation applicable to such payments. Upon request of the Employee, the Company undertakes to collaborate in relation to the termination of the complementary pension plan with AXA Life Ltd.

(e)

The Company shall pay the reasonable costs of the Employee’s relocation to his home country, i.e. Italy. Shipment expenses (for furniture and personal belongings) for the Employee shall be directly paid by the Company to the service providers appointed by the Employee. The Employee will first submit quotes to be approved by the Company, before any expense will be paid. The Company will only pay such costs provided that the Employee relocates to Italy in the period of twelve months from the date of signature of this Agreement.

(f)	The Company shall also bear the costs of the preparation of the Employee 2019 tax return and the Employee 2020 tax return, in case the Employment Agreement terminates after December 31, 2019.
3.	Equity
(a)

In addition to the payment set forth in Section 2 above, the Employee acknowledges that he was granted 111’139 Company restricted stock units, 55’570 of which vested in accordance with the terms of the Employment Agreement and the applicable Stock Incentive Plan of the Company. Notwithstanding the terms of the Employment Agreement and the applicable Stock Incentive Plan of the Company, the retention ratio on such 55’570 vested stock units will not apply and the Employee will have full and unconditional disposal on such 55’570 vested stock units as of October 1st, 2019. The remaining 55’569 unvested stock units shall vest as of the Termination Date or Earlier Termination Date. The Company agrees that the retention ratio and the forfeiture provisions will not apply on such 55’569 stock units and the Employee will have full and unconditional disposal on such 55’569 stock units as of their vesting date.

(b)	The Employee acknowledges that all the other equity awards granted to him will not vest by either the Termination Date or the Earlier Termination Date and shall thus be forfeited.

4.	Non-compete agreement

The Employee agrees that as a condition of settlement, he will comply with the terms of Honeywell AG (Switzerland) Non-compete Agreement for Senior Executives signed by the Employee on April 23, 2018, together with its Addendum, substituting all existing references to Honeywell AG (Switzerland) and TS Spinco to be replaced by Garrett Motion Sàrl and existing references to Honeywell International to be substituted by Garrett Motion Inc. Such agreement with the Company shall remain valid and in force for a period of two (2) years following the earliest to occur between the Termination Date and the Earlier Termination Date.

5.	Return of Property

The Employee shall, on or before the Termination Date or Earlier Termination Date, return all Company property and information he has received in the course of his employment with the Company, including but not limited to documents, laptop computer, computer‑generated information, reports, books, studies, data, credit cards, employee identification, access cards and other such materials and he shall retain no copies of any such property or information. All of the above property shall be in good condition, save for normal wear and tear.

6.	Confidentiality
(a)

The Employee hereby undertakes to keep the terms hereof strictly confidential and not to disclose them to any third party unless required by law or any court or governmental authority. The termination of the Employment Agreement pursuant to the terms hereof shall not relieve the Employee from his obligation to keep confidential any confidential and/or non-public information pertaining to the Company and/or its affiliates and/or their activities that has been disclosed and/or became known to her during the term of the Employment Agreement.

(b)

The Company and GTX hereby undertake to keep the terms hereof strictly confidential and not to disclose them to any third party unless required by law or any court or governmental authority or reporting requirements. Within the Company and GTX, the terms hereof must remain strictly confidential and access to this Agreement shall be limited to the maximum extent possible.

7.	Non-Disparagement
(a)

The Employee shall not make, participate in the making of, or encourage any other person to make, any public statements, written or oral, which are intended to criticize, disparage, or defame the goodwill or reputation of, or which are intended to embarrass the Company and/or any of the Company’s directors, officers, executives, employees, partners, stakeholders, agents or attorneys. The Employee further agrees not to make any negative public statements, written or oral, relating to the employment, the termination of employment, and/or any aspect of the business of the Company.

(b)

The Company and any Company’s affiliates shall not make, participate in the making of, or encourage any other person to make, any public statements, written or oral, which are intended to criticize, disparage, or defame the goodwill or reputation of, or which are intended to embarrass the Employee. The Company and any Company’s affiliates further agrees not to make any negative public statements, written or oral, relating to the employment, the termination of employment, and/or any aspect related to the Employee and its contribution to the Company.

(c)

The Company further acknowledges that the Parties will agree on a common language on in particular the reasons for termination and with the wording set forth in Annexe 1 to this Agreement. No other external communication which is inconsistent with the general wording of Annexe 1 shall be made without the prior written consent of the Employee.

8.	Work Certificate

The Company shall deliver a work certificate to the Employee by September 30, 2019.

9.	Accident and Loss of Earnings Insurances
(a)

The Employee acknowledges that the Company’s accident insurance cover will expire 31 days after the Termination Date or Earlier Termination Date. The Company therefore recommends the Employee to contract or change the terms of his current medical insurance to cover global risks on occupational and non‑occupational accidents if he has not contracted employment with another employer in Switzerland after this date.

(b)

The Employee also acknowledges that, after the Termination Date or Earlier Termination Date, he will no longer be insured by the Company’s collective insurance for loss of earnings in case of accidents and illness. The Employee acknowledges that he has to undertake the necessary steps in writing with the Company’s insurance within ninety (90) days after the Termination Date if the employee wants to continue this insurance on an individual basis.

10.	Directors and Officers Liability Insurance
(a)

The Directors and Officers liability insurance provided in relation to the Employee’s office as officer of GTX. shall continue for an unlimited period of time, subject at all times to the terms of GTX’s relevant insurance policy. For the avoidance of doubt, the costs of such insurance are to be borne by GTX.

(b)

The Company undertakes to cover the Employee’s costs wholly and necessarily incurred in relation to legal action by a third party involving the GTX Board of Directors or officers, including but not limited to travel expenses and attorney fees.

11.	Discharge

By September 30, 2019, the Company undertakes to grant the Employee full, complete and unconditional discharge from his executive and officer duties of the Company and GTX under Swiss and U.S. law respectively.

12.	Full and Final Settlement

In consideration for the Final Payment, the Employee irrevocably and unconditionally releases and forever discharges the Company and GTX and its affiliates, including without limitation their directors, officers, executives, partners, stakeholders, agents, attorneys, insurers and employees, past and present, and each of them, from any and all claims in full and final settlement of any rights or obligations that may exist on the date hereof or at any time hereafter in connection with or arising out of the Employment Agreement and/or this Agreement. The Company agrees that in connection with the Employment Agreement and/or this Agreement, any and all claims of the Company against the Employee shall be considered to be discharged and settled in full.

13.	Binding Effect

This Agreement shall enter into effect upon its execution.

14.	Written Form

This Agreement may not be modified or amended except by written amendments duly executed by the Parties. This requirement of written form can only be waived in writing.

15.	Voluntary Nature

The Employee acknowledges that he enters this Agreement voluntarily and willingly after having had sufficient time to assess this Termination Agreement with a qualified lawyer of his choice.

16.	Governing law and Jurisdiction
(a)	This Agreement shall be governed by Swiss substantive law in all respects.
(b)	The courts of Geneva shall have exclusive jurisdiction for any dispute arising out of or in connection with this Agreement.

This Agreement is executed in two counterparts in Rolle, Switzerland, on September 2, 2019.

/s/ Fabrice Spenninck	/s/ Alessandro Gili
[name of signatory]	Alessandro Gili
On behalf of Garrett Motion Sàrl CHRO & Communications Officer

/s/ Fabrice Spenninck
[name of signatory]
On behalf of Garrett Motion Sàrl CHRO & Communications Officer

Annexe 1

[Agreed Form of Press Release]